Secure Investment Management
Code of Ethics

3067 W. Ina Road, Ste. 125 Tucson, AZ 85741
Revised: December 2015

Introduction

SECURE INVESTMENT MANAGEMENT, LLC (“SIM)” expects its investment adviser representatives (“Advisors) and its employees to exercise the highest degree of professional business ethics in all actions they undertake on behalf of SIM. This Code of Ethics (“Code”) has been adopted by SIM pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), and is based on the principal that all employees of SIM have a duty to place the interest of SIM advisory Clients ahead of their own and to avoid activities, interests, and relationships that might interfere with ensuring that advisory Clients’ best interests are served at all times. This Code sets the standard of business conduct that SIM requires of all its employees; however, Access Persons have a certain fiduciary responsibility under the Code.

This Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well as professional: (1) the interests of the advisor’s Clients/ investors come before the advisor’s or any employee’s interests; (2) each employee’s and Advisor’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients/investors and those of the advisor or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee’s position of trust with and responsibility to the Firm and its Clients/investors, including taking inappropriate advantage of that position.

Each employee and Advisor understands and agrees that s/he shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the firm policies and procedures that have been adopted (or that may in the future be adopted) by SIM (the “Firm Policies”), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of Client/investor accounts.

All Access Persons have a fiduciary responsibility to SIM advisory Clients when conducting personal securities transactions. The following standards of business conduct shall govern personal securities transactions for every Access Person who is subject to this Code:

•	The interests of the Advisory Clients must be placed first at all times. Access Persons must avoid serving their own personal interests ahead of the interests of SIM Advisory Clients;
•	Conduct all personal securities transactions in full compliance with this Code;
•	Access Persons must comply with applicable federal laws; and
•	Access Persons must avoid taking inappropriate advantage of the Access Person’s position.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to the SIM or SIM’s Advisory Clients. Nothing in this Code exempts an Access Person from complying with the SIM Compliance Manual or any other SIM policy. Any questions or concerns regarding this Code should be directed to the Chief Compliance Officer (“CCO”) of SIM.

Definitions

Access Person:
•	Any director, officer, Client service representative, relationship manager or investment adviser representative (“IAR or Advisor”) of SIM; and
•	Any employee designated as an Access Person by the CCO.

Access Person Account - any of the following securities accounts:
•	A personal account of an access person;
•	A joint or tenant-in-common account in which the Access Person has an interest or is a participant;
•	An account for which the Access Person acts as trustee, executor, or custodian;
•	An account over which the Access Person has investment discretion or otherwise can control (other than non-related Clients’ accounts over which the Access Person has investment discretion), including the accounts of entities controlled directly or indirectly by the Access Person;
•	Any other account in which the Access Person has a direct beneficial interest (other than such accounts over which the Access Person has no investment discretion an cannot otherwise exercise control); and
•	Any account in which an Access Person’s immediate family member (spouse, minor child, or adults living in the same household as the Access Person) has a beneficial interest.

Security - Includes any:
•	Stock;
•	Bond;
•	Note;
•	Debenture, and other evidences of indebtedness (including loan participations and assignments);
•	Closed-end mutual fund;
•	Exchange-traded fund;
•	Limited partnership interests;
•	Investment contracts;
•	Futures; and
•	All derivative instruments, such as options and warrants (including options on futures).

Exempt Security - Includes:
•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; Shares issued by money market funds;
•	Shares issued by open-end funds other than reportable funds; and
•	Shares issued by unit investment trusts that are invested exclusively in on or more open-end funds.

Beneficial Ownership Interest - The opportunity to share directly or indirectly, in any profit or loss on a transaction in securities including, but not limited to, all joint accounts, partnerships, and trusts. Beneficial ownership interest includes a security an Access Person owns directly as well as: (i) securities held by his spouse, minor children, and relatives who live in his home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement, or other arrangement the employee obtains benefits substantially equivalent to ownership.

Advisory Client - A Client that has executed a SIM investment advisory agreement.

COMPLIANCE DEPARTMENT

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Compliance Department. The CCO oversees the Compliance Department. The CCO may designate certain employees to assist in the maintenance, implementation, and enforcement of this code; such employees are considered members of the Compliance Department.

Personal Securities Trading Procedures

1. Access Persons are prohibited from trading in a security that:
•	Is being or has been purchased or sold by SIM on behalf of any Client account or is being considered for purchase or sale, unless it is being done so as part of the same model that Clients are in. In other words, an access person may be invested in a model that Clients are in and that is being traded at the same time as part of block trades.
•	Is otherwise prohibited under any SIM internal policies,
•	Breaches the fiduciary duty to any Client or SIM,
•	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended, and
•	Creates an appearance of impropriety.

2. Access Persons are also prohibited from the following transactions;
•	Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;
•	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;
•	Issuer Restricted List. Any transaction in a Security of an issuer included on the list of issuers maintained by SIM that includes the name of any company (whether or not a Client) as to which one or more individuals at SIM may have material information which has not been publicly disclosed must be placed on the issuer restricted list (the “Restricted List Log”).
•	Short Sales. Any short sale of a Security when that Security is held long by any Client Account.

4.  Initial Public Offering (“IPO”) - Pursuant to the Investment Advisers Act of 1940, an Access Person must receive pre-clearance by SIM before directly or indirectly acquiring beneficial ownership in any IPO. SIM requires an Access Person to submit a written request to SIM Compliance, and SIM Compliance will provide written pre-approval or rejection of the request.

5.  Private Placements - Pursuant to the Investment Advisers Act of 1940, an Access Person must receive pre-clearance by SIM before directly or indirectly acquiring beneficial ownership in any private placement. SIM requires an Access Person to submit a written request to SIM Compliance, and SIM Compliance will provide written pre-approval or rejection of the request.

6.  Insider Trading - SIM has adopted policies and procedures to detect and prevent the misuse of material and nonpublic information its employees and Access Persons.

Reporting Requirements

Initial Holdings Form
•	Except as otherwise provided below, every Access Person is required to report to SIM all personal security holdings within 10 days of becoming an Access Person via the Initial Holdings Form attached hereto, which must be current as of a date no more than 45 days before the report is submitted.
•	Anytime an Access Person opens a brokerage account or obtains a beneficial ownership interest in an account, he must complete an Initial Holdings form for such account and notify the Compliance Department within 10 days of the account opening.

Annual Holdings Form
Except as otherwise provided below, every Access Person is required to report to SIM all personal security holdings via the Annual Holdings Form, which must be current as of a date no more than 45 days before the report is submitted.

Quarterly Personal Securities Transactions
Except as otherwise provided below, every Access Person is required to report to SIM on a quarterly basis all personal securities transactions that have occurred in the preceding quarter.

Exception
An Access Person need not report any security transactions if:
a)	the Access Person’s Account is held at Fidelity under a SIM master account, and the securities transactions occurred in that account; or
b)	Duplicate confirms and statements are sent from the brokerage firm to SIM Compliance; or
c)	The Access Person’s account is solely an automatic investment plan.

Additional Ethical Responsibilities

Service as a Director/Outside Business Activities
No Access Person may serve as a director of a publicly-held or private for-profit company without prior approval of the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Access Persons serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. Notwithstanding the foregoing, all outside business activities, whether or not related to a directorship, must be reported on an Outside Business Activity Form.

Gifts and Entertainment
•	The receipt or giving of any gift of more than $100 from any person or entity that does business with or on behalf of any Client/investor must be reported via the attached Gifts Report. In no case will cash gifts be permitted.
•	A gift includes a physical item, service or event tickets. Any gifts given or received by SIM or any of its associated persons are considered in aggregate whether or not they were conferred by the same or different people at SIM or the other (recipient) firm or party.
•	An entertainment event shall include any conference, meal, or sponsored outing.
•	Except for customary business expenses, all gifts and entertainment in excess of $100 shall be reported to the Compliance Department within 10 business days prior to giving or after receiving the gift.
•	No gift reasonably likely to raise real or perceived objectivity concerns due to its content or context by be given or received.
•	The Compliance Department will review the Gift and Entertainment log on a periodic basis.

Confidentiality
All information relating to Client portfolios and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a Client account may not be disclosed, except to authorized persons.

Conflicts of Interest

SIM strives to achieve a high-level of ethical conduct, as such; all employees should take steps to avoid even the appearance of impropriety as well as the creation of a conflict of interest.

The following are potential compromising situations that must be avoided:

i.	Causing SIM, acting as principal for its own account or for any account in which SIM or any person associated with SIM (within the meaning of the Advisers Act) to sell any security to or purchase any security from a Client in violation of any applicable law, rule or regulation of a governmental agency,

ii.	Communicating any information regarding SIM, SIM’s investment products or any Client to prospective Clients, journalists, or regulatory authorities that is inaccurate, untrue, or otherwise misleading,

iii.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Client or prospective Client,

iv.	Engaging in any inappropriate behavior or conduct that is not in the best interest of SIM or its Clients,

v.	Engaging in any financial transaction with any of SIM’s vendors, Clients or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from SIM; accepting, directly or indirectly, from any person or entity, other than SIM, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of SIM; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned,

vi.	Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of SIM,

vii.	Investing or holding outside interest or directorship in Clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of SIM,

viii.	Making any unlawful agreement with vendors, existing or potential investment targets or other organizations,

ix.	Participation in civic or professional organizations that might involve divulging confidential information of SIM or its Clients,

x.	Unlawfully discussing trading practices, pricing, Client information, research, strategies, processes or markets with competing companies or their employees, and

xi.	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any Client or prospective Client or any party to any securities transaction in which SIM or any of its Clients is a participant.

Violations of Code of Ethics

Reporting Violations
All Access Persons are required to promptly report any violation or potential violation of the Code to the CCO. This shall include violations or potential violations by the Access Person, another Access Person, or a supervised person. If the CCO is unavailable or is believed to be involved in the violation the Access Person is required to report the violation to the senior manager above the CCO. Due to the importance of reporting violations of the Code, SIM will treat all reports of violations of the Code on an anonymous basis.

Confidentiality
Confidentiality regarding employee concerns and problems will be maintained at all times insofar as legal and practical, informing only those personnel who have a need to know.

Retaliatory Actions
SIM prohibits any individual from taking any retaliatory action against any individual who has raised potential Code violations. If SIM discovers that any Access Person, employee, or Advisor has or plans on engaging in some form of retaliation against another individual for reporting a violation or potential violation of the Code, SIM may seek some form of disciplinary action, which may include fines, suspension, or termination of employment or affiliation with SIM.

Disciplinary Actions
If an Access Person has been found to have violated the Code, SIM may enforce some form of disciplinary action as it deems appropriate, which may include fines, suspension, or termination of employment or affiliation with SIM.

Acknowledgements
SIM requires all employees and Access Persons to provide written acknowledgement that they have received a copy of this Code, have read, understand and agree to abide by the terms and procedures contained in this Code.

Recordkeeping Requirements
The Compliance Department shall maintain the following records in the Compliance directory on the shared drive for the most recent fiscal year.

•	Copy of this Code of Ethics and all amendments,
•	Record of any violation of the Code, documentation of the actions taken, and resolution,
•	Copy of each transaction report submitted by each officer, director, Access Person, and employee of SIM,
•	List of all persons who are or have been required to file transaction reports.

Secure Investment Management
CODE OF ETHICS ACKNOWLEDGEMENT

As a registered investment advisor, Secure Investment Management, LLC (“SIM”) is required to maintain a written Code of Ethics. The Secure Investment Management Code (“SIM Code”) sets standards of professional conduct for all employees and Advisors in accordance with SIM’s fiduciary duties and the federal securities laws.

The SIM Code is based on a few basic principles that should govern all investment related activities of all employees, personal as well as professional: (1) the interest of SIM’s Clients come before SIM’s, Advisor’s, or any employee’s interests; (2) each Advisor’s and employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflicts between the interests of Clients and those of SIM, the financial advisor, or employee; and (3) those activities must be conducted in a way that avoids any abuse of a Advisor’s or an employee’s position of trust with and responsibility to SIM and its Clients, including taking inappropriate advantage of that position.

Acknowledgement:
This is to acknowledge that I have received and reviewed Our Organization’s Code of Ethics. I agree to comply with the standards contained in the code and all related policies and procedures as is expected as part of my continued employment or association with the organization. I acknowledge that the code is only a statement of principles for individual and business conduct and does not constitute an employment contract. I will report any potential violation of which I become aware promptly to my supervisor or the compliance officer. I understand that any violation of the code or any corporate compliance policy or procedures is grounds for disciplinary action, up to and including discharge from employment.

Name (Print)	Date

Signature

*This form must be submitted to the Compliance Department within 10 business days of a new hire’s start date, and annually within 45 calendar days of the end of the calendar year.

Secure Investment Management
CODE OF ETHICS – OUTSIDE BUSINESS ACTIVITY FORM

Secure Investment Management, LLC has a Code Ethics that sets forth standards of professional conduct for all employees and Advisors in accordance with SIM’s fiduciary duties and the federal securities laws.

Under the Code of Ethics, no Access Person may serve as a director of a publicly-held or private for-profit company without prior approval of the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Access Persons serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. Notwithstanding the foregoing, all outside business activities, whether or not related to a directorship, must be reported on this Outside Business Activity Form.

Certification:
I certify that as the date of this form, the entities listed below are the only entities in which I perform outside business activities. I agree and acknowledge that should I desire serve as a director for a public or private for-profit company that I will update this form and submit it to the CCO (or a senior principal, if the CCO is the proposed board member) for preapproval. Furthermore, should I engage in any other outside business activities I will promptly update this form and submit it to the CCO. I understand that disclosure of any outside business activity is a requirement under the Code of Ethics and accept that if I violate the Code of Ethics I may be subject to disciplinary action, which may include termination of employment or any contractual relationship with SIM.

Name (Print)	Date

Signature

List of Outside Business Activities: Please List Company, position, and activity.
1.
2.
3.
Compliance Department

Name	Position

Signature	Date

Approved		Denied

Secure Investment Management
GIFTS AND ENTERTAINMENT REPORT

Name	Position

Signature	Date

Name of Person/Entity:

Business Relationship:

Nature of Gift or Entertainment:

Dollar Value

*All gifts reasonably likely to raise real or perceived objectivity concerns due to their content or context must be refused or returned.

Compliance Department

Name	Position

Signature	Date

Approved	Denied

Secure Investment Management, LLC
Initial Holdings Report

Name:

Signature:	DATE:

1.	List the name of any broker, dealer or bank with which you maintain an account, in which any securities were held, as of __________ (no more than 45 days prior to when you became an access person).

Name of Account	Name of Broker-Dealer or Bank	Account Number

2.	List all Reportable Securities as of _________ (You may report this information by providing account statements and/or by listing the security information on the form below)

a.	I have Reportable Securities. ☐ YES or ☐ NO
b.	I have provided copies of all relevant account statements. ☐ YES or ☐ NO
c.	List additional Reportable Securities below.

List of Reportable Securities not included on Statements

Security Name	Type of Security (Private Equity, Public Equity, Bond, Other)	Ticker or CUSIP	# of Shares	Principal Amount	Date of Report

Instructions

1.	List the name of any broker, dealer or bank with which you maintain an account, in which any securities were held, as of __________.

	a.	This list should include all brokerage or bank accounts that hold securities.
	b.	Include accounts in which you have a direct or indirect interest (including accounts held by family members living in your household and trusts and other accounts you may control).
	c.	You do not need to list mutual fund direct accounts.
	d.	If you have NO accounts write “NO accounts”

2.	List all Reportable Securities as of __________.

	a.	For each reportable security in which you have a direct or indirect beneficial ownership you must report;
	b.	Title (name) and type of security and if applicable; the ticker, CUSIP, number of share, principal amount
	c.	If you have NO “Reportable Securities” write “NO Reportable Securities”

Exceptions from reporting requirements
You are not required to submit:
	(i)	Any report with respect to securities held in accounts over which you have no direct or indirect influence or control;
	(ii)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;
	(iii)	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements provided to the firm.

Definitions
Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b - 2(a)(18)). Examples include; public equities, corporate bonds, ETFs, private offerings, hedge funds, IPOs.

Reportable Securities do not include:
	(i)	Direct obligations of the Government of the United States;
	(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
	(iii)	Shares issued by money market funds;
	(iv)	Shares issued by open-end funds other than reportable funds; and
	(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Additional information about Personal Securities Transactions and Reporting can be found in the Code of Ethics.

IPO & Private Placement Pre-Clearance Form for Access Persons

Secure Investment Management, LLC (“SIM”) Code of Ethics requires pre-approval for IPO and Private Placements. Any such transactions conducted without pre-approval will be subject to disciplinary action.

Name of Investment	Date

Security/Symbol	Buy/Sell/Short

Approximate Value	No. Shares/Contracts

Name and address of broker or counterparty

In making this application, I confirm that:

•	The proposed transaction described above does not violate SIM’s Code of Ethics.
•	I have no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of SIM’s Code of Ethics or the federal securities laws.
•	Upon approval, I will submit copies of the executed transaction to the Compliance Department.

Name	Position

Signature	Date

Compliance Department

Name	Position

Signature	Date

Approved	Denied